Exhibit 99.1

PRESS RELEASE		FOR IMMEDIATE RELEASE
July 13, 2011		NEBRASKA DISTRIBUTION
CONTACT:	Chad Daffer or Andy Grier
800/283-2357

AMERICA FIRST TAX EXEMPT INVESTORS L.P.
ANNOUNCES NEW SECURED CREDIT FACILITY AND RECENT INVESTMENT ACTIVITY

Omaha, NE- July 13, 2011 - America First Tax Exempt Investors, L.P. (NASDAQ: ATAX) (the “Company”), announced today that it has closed a new secured credit facility utilizing a tender option bond (“TOB”) structure with an international financial institution (the “Bank”) and has expanded its investment portfolio.
Highlights

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On July 7, 2011, the Company closed a TOB financing that effectively provided it with $10 million of variable rate, secured debt financing. The initial effective interest rate on the new TOB financing is 1.84% per annum. The Company expects the TOB financing to contribute to its ability to increase its Cash Available for Distribution by employing low cost leveraging of its balance sheet to provide funds for the acquisition of additional tax-exempt mortgage revenue bonds and other investments in accordance with its investment strategy.

•	During the second quarter, the Company acquired approximately $16.4 million in new mortgage bonds with effective interest rates ranging between 6.5% to 7.75% per annum.

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In June 2011, the Company acquired the remaining ownership interest in Eagle Village apartments in Evansville, Indiana that it will operate as a student housing property. The Company expects to eventually acquire tax-exempt mortgage bonds secured by this property at which time the property ownership will be transferred to an unaffiliated party.

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The Clarkson College bond held by the Company was prepaid by the borrower in May 2011. The Company received a payment of approximately $6.1 million representing the entire outstanding principal plus all accrued base and contingent interest on this bond. The Company expects to reinvest the repaid principal of this bond, but will distribute the base and contingent interest payments as part of its previously announced distribution to BUC holders of record as of June 30, 2011.

Tender Option Bond Financing Summary
On July 7, 2011, the Company closed a $10.0 million financing utilizing a TOB structure with the Bank. The TOB essentially provides the Company with secured debt financing that the Company can utilize for the acquisition of new tax-exempt mortgage revenue bonds and other investments in accordance with its investment strategy.
Having access to TOB financing represents a new source of investment funds to America First Tax Exempt Investors that, when coupled with new investments acquired with these funds, will bring the Company closer to its strategic objectives for leverage and invested funds. Being fully leveraged and fully invested are key objectives that drive increases in our Cash Available for Distribution”, stated Chad Daffer, Fund Manager. “We plan to obtain additional leverage in the future using the TOB structure.”
The TOB was structured as a securitization of the Company's $13.4 million Autumn Pines Apartments tax-

exempt mortgage revenue bond (the “Bond”). The Company transferred the Bond to a custodian and trustee that are affiliates of the Bank. The Bond was then credit enhanced by the Bank prior to being deposited into a TOB trust. The TOB trust issued senior floating-rate participation interests (“Floaters”) and residual participation interests (“Residuals”). The Floaters and Residuals represent a 100% beneficial interest in the Bond and the Bank's credit enhancement. The Floaters were sold through a placement agent to unaffiliated investors and the net proceeds from the sale of the Floaters were remitted to the Company. The Residuals were retained by the Company, but are pledged to the Bank to secure the Company's obligations to reimburse the Bank for payments made by it under the credit enhancement and as the liquidity provider to the TOB trust.
The TOB trust receives all principal and interest payments on the Bond. The holders of the Floaters are entitled to receive regular payments from the TOB trust at a variable rate established by a third party remarketing firm that is expected to be similar to the weekly Securities Industry and Financial Markets Association (“SIFMA”) floating index rate. Payments on the Floaters will be made prior to any payments on the Residuals held by the Company. As the holder of the Residuals, the Company is not entitled to receive payments from the TOB trust at any particular rate, but will be entitled to all remaining principal and interest paid on the Bond after payment due on the Floaters and payment of trust expenses including trustee, remarketing and liquidity fees. Accordingly, payments to the Company on the Residuals are expected to vary over time.
As a result, the TOB essentially provides the Company with a secured variable rate debt facility at interest rates that reflect the prevailing short-term tax-exempt rates paid by the TOB trust on the Floaters. Payments made to the holders of the Floaters and the amount of trust fees essentially represent the Registrant's effective cost of borrowing on the net proceeds it received from the sale of the Floaters. At closing of the TOB, the rate paid on the Floaters was 0.09% per annum and the total trust fees were 1.75% per annum, resulting in a total initial cost of borrowing of 1.84% per annum.
Recent Investment Activity
During the second quarter of 2011, the Company made of number of new investments.
In June 2011, the Company acquired at par the $11.8 million tax-exempt mortgage revenue bond and the $485,000 taxable revenue bonds secured by the Warren/Tulane Apartments, a 248 unit multi-family apartment complex in Memphis, Tennessee. These bonds were issued for the acquisition of the Warren/Tulane Apartments by an affiliate of the Global Ministries Foundation, a not-for-profit entity. The tax-exempt bond carries an annual interest rate of 6.75% and matures on December 1, 2046. The taxable bond carries an annual interest rate of 6.5% and matures on December 1, 2015.
In June 2011, the Company acquired at par the $3.8 million tax-exempt mortgage revenue bond and the $315,000 taxable revenue bonds secured by the Madison Tower Apartments, a 147 unit multi-family apartment complex in Memphis, Tennessee. These bonds were issued for the acquisition of the Madison Tower Apartments by an affiliate of the Global Ministries Foundation, a not-for-profit entity. The tax-exempt bond carries an annual interest rate of 6.75% and matures on December 1, 2046. The taxable bond carries an annual interest rate of 7.75% and matures on December 1, 2019.
In June 2011, the Company purchased the remaining 91.3% ownership interest in the Eagle Village Apartments, a 511 unit multi-family apartment complex in Evansville, Indiana, for approximately $11.6 million. The Company had acquired an 8.7% interest in this property during the third quart of 2010. The Company now owns 100% of Eagle Village. The acquisition of was partially financed through an $8.9 million mortgage loan from a commercial bank. The mortgage loan bears interest at a variable rate equal to one month LIBOR plus 2.75% with a floor of 3.5%. The mortgage matures on June 1, 2013, which the Company may extend for one-year at its option. The Company plans to operate the property as a student housing property. Once stabilized as a student housing property, the Company will seek to restructure the ownership and capital structure through the sale of the property to a student housing not-for-profit entity. The Company anticipates it will purchase tax-exempt bonds issued as part of such a restructuring.
In addition to these new investments, one existing bond investment was paid off in the second quarter. The Clarkson College tax-exempt bond held by the Company was retired early for an amount equal to the outstanding principal and base interest plus accrued but unpaid contingent interest. As of March 31, 2011, the Company carried its' investment in the Clarkson College bond at an estimated fair market value of approximately $5.1 million. The retirement of the bond resulted in a payment to the Company of approximately $6.1 million consisting of approximately $5.8 million in principal, $16,000 of base interest and $308,000 of contingent interest. The Company expects to reinvest the repaid principal of this bond, but will distribute the base and contingent interest payments as part of its $0.125 per BUC distribution for BUC holders of record as of June 30, 2011 which was previously announced..
About America First Tax Exempt Investors, L.P.
America First Tax Exempt Investors, L.P. was formed for the primary purpose of acquiring, holding, selling and otherwise dealing with a portfolio of federally tax-exempt mortgage revenue bonds which have been issued to provide construction and/or permanent financing of multifamily residential apartments. The Company is pursuing a business strategy of acquiring additional tax-exempt mortgage revenue bonds on a leveraged basis in order to: (i) increase the amount of tax-exempt interest available for distribution to its investors; (ii) reduce risk through asset diversification and interest rate hedging; and (iii) achieve economies of scale. The Company seeks to achieve its investment growth strategy by investing in additional tax-exempt mortgage revenue bonds and related investments, taking advantage of attractive financing structures available in the tax-exempt securities market and entering into interest rate risk management instruments. America First Tax Exempt Investors, L.P. press releases are available on the World Wide Web at www.ataxfund.com.
Safe Harbor Statement
Information contained in this press release contains “forward-looking statements,” including statements related to the offering and the expected use of the net proceeds, which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to, risks involving current maturities of our financing arrangements and our ability to renew or refinance such maturities, fluctuations in short-term interest rates, collateral valuations, bond investment valuations and the overall negative economic and credit market conditions. For a further list and description of such risks, see the reports and other filings made by the Company with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2009. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.